EXHIBIT 8.1


                              LIST OF SUBSIDIARIES

                              LIST OF SUBSIDIARIES



1.       COMPANIA MINERA CINCO MINAS S.A. DE C.V.

         The Company is a recorded holder of 60% of the issued and outstanding common shares of Compania Minera Cinco S.A. de C.V., which was incorporated in Mexico on October 15, 2002.

2.       TMXI RESOURCES S.A. DE C.V.

         The Company owns 100% of TMXI Resources S.A. de C.V. which was incorporated in Mexico on October 15, 2002.

3.       KAY METALS LTD.

         The Company owns 100% of Kay Metals Ltd. which was incorporated under the laws of the Islands of Barbados on December 3, 1993.